Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2026 FINANCIAL AND OPERATING RESULTS; INCREASES BASE DIVIDEND

MIDLAND, Texas, August 3, 2026 (GLOBE NEWSWIRE) -- Viper Energy, Inc. (NASDAQ:VNOM) (“Viper,” “we,” “our” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the second quarter ended June 30, 2026.

The Company today also announced that effective Q3 2026 the Board of Directors of Viper has approved a 32% increase to its base dividend, or an amount equal to $2.00 per Class A share annually. This increased base dividend, which would imply a 4.5% annualized yield at today’s stock price, is expected to be fully protected down to approximately $30 per barrel WTI and will represent approximately 50% of cash available for distribution at $70 per barrel WTI. With today’s announced increase to the base dividend and a further commitment to prioritize steady growth of the dividend, the Company additionally announced that it will be removing its quarterly commitment to return at least 75% of cash available for distribution. Increased flexibility in this revised return of capital framework is expected to allow the Company to continue to focus on opportunistic share repurchases while also supporting the further execution on accretive M&A.

SECOND QUARTER HIGHLIGHTS
•Q2 2026 average production of 65,077 bo/d (134,363 boe/d)
•Q2 2026 lease bonus income of $15 million
•Q2 2026 consolidated net income (including non-controlling interest) of $331 million; net income attributable to Viper of $142 million, or $0.73 per Class A common share; consolidated adjusted net income of $345 million, or $1.78 per Class A common share
•Q2 2026 cash available for distribution to Viper’s Class A common shares (as defined and reconciled below) of $262 million, or $1.37 per Class A common share
•Declared Q2 2026 base cash dividend of $0.38 per Class A common share; implies a 3.4% annualized yield based on the July 31, 2026 Class A common share closing price of $44.61
•Declared Q2 2026 variable cash dividend of $0.29 per Class A common share; total base-plus-variable dividend of $0.67 per Class A common share implies a 6.0% annualized yield based on the July 31, 2026 Class A common share closing price of $44.61
•During Q2 2026, repurchased approximately 3.0 million shares of the Company’s Class A common stock for an aggregate purchase price of approximately $132 million, excluding excise tax (average price of $44.34 per share)
•Total Q2 2026 return of capital to Class A stockholders of $197 million, or $1.03 per Class A common share, represents 75% of cash available for distribution
•691 total gross (19.8 net 100% royalty interest) horizontal wells, normalized to lateral length of 10,000 feet, turned to production on Viper’s Permian Basin acreage during Q2 2026

RECENT EVENTS AND FORWARD OUTLOOK
•As previously announced, on July 1, 2026, completed the acquisition of all of the equity interests of Riverbend Oil & Gas IX, L.L.C., an entity owning certain mineral and royalty interests, from Riverbend Oil & Gas IX (AIV), L.L.C. and ROG IX, L.L.C. (the “Riverbend Acquisition”)
•On August 3, 2026, the Company’s subsidiary Viper Energy Partners LP entered into a definitive agreement to acquire certain mineral and royalty interests representing approximately 933 net royalty acres from Diamondback and related subsidiaries in exchange for approximately 3.7 million units in the Company’s operating subsidiary, VNOM Holding Company LLC (“OpCo Units”) (along with an accompanying equal amount of Class B common stock of the Company); acquisition is expected to close late Q3 2026 and is subject to customary closing conditions
•As of July 1, 2026, giving effect to the Riverbend Acquisition, there were approximately 1,798 gross horizontal wells, normalized to lateral length of 10,000 feet, in the process of active development on Viper’s acreage in which Viper expects to own an average 2.2% net royalty interest (39.1 net 100% royalty interest wells)
•Giving effect to the Riverbend Acquisition, approximately 1,589 gross (32.9 net 100% royalty interest) line-of-sight wells, normalized to lateral length of 10,000 feet, on Viper’s acreage that are not currently in the process of development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current planned drilling schedule and third-party operators’ permits
•Initiating average daily production guidance for Q3 2026 of 67,500 to 68,500 bo/d (133,500 to 135,500 boe/d)
•Increasing average daily production guidance for full year 2026 to 66,000 to 67,250 bo/d (132,500 to 135,000 boe/d)
•During Q3 2026 through July 31, 2026, repurchased approximately 0.7 million shares of the Company’s Class A common stock for an aggregate purchase price of approximately $29 million, excluding excise tax (average price of $42.82 per Class A Common share)

“The second quarter continued the trend of strong execution for Viper, highlighted by steady development activity from both Diamondback and our third-party operators across our high-quality asset base, as well as a continuation of our differentiated acquisition strategy. Reflecting this momentum, we are increasing our full year 2026 production guidance while initiating third quarter guidance that implies continued growth in oil production per share driven by both organic and inorganic growth,” said Kaes Van’t Hof, Chief Executive Officer of Viper.

Mr. Van’t Hof continued, “Separately, today we announced an important evolution of our return of capital strategy. Our Board approved a 32% increase to our base dividend to $2.00 per Class A share annually, a level we expect to be fully protected down to approximately $30 per barrel WTI and which represents approximately 50% of cash available for distribution at $70 per barrel WTI. With this increase, and a commitment to grow the base dividend steadily over time, we are moving away from our commitment to return at least 75% of cash available for distribution each quarter. We believe a single, durable and growing base dividend, rather than a variable payout that fluctuates with commodity prices, best showcases what differentiates Viper: an industry-leading, low-breakeven yield paired with consistent per-share growth. The flexibility created by retaining excess cash flow will allow us to continue to opportunistically repurchase shares, reduce debt and pursue a disciplined M&A strategy, all of which we expect to compound value for our stockholders over the long term.”

FINANCIAL UPDATE

Viper’s second quarter 2026 average unhedged realized prices were $98.28 per barrel of oil, $0.05 per Mcf of natural gas and $23.83 per barrel of natural gas liquids, resulting in a total equivalent realized price of $53.82/boe.

Viper’s second quarter 2026 average hedged realized prices were $96.42 per barrel of oil, $1.48 per Mcf of natural gas and $23.83 per barrel of natural gas liquids, resulting in a total equivalent realized price of $55.12/boe.

During the second quarter of 2026, the Company recorded total operating income of $677 million and consolidated net income (including non-controlling interest) of $331 million.

As of June 30, 2026, the Company had a cash balance of $77 million and total debt outstanding (excluding debt issuance costs, discounts and premiums) of $1.7 billion, resulting in net debt (as defined and reconciled below) of $1.6 billion. Viper’s outstanding long-term debt as of June 30, 2026 consisted of $500 million in aggregate principal amount of its 4.900% Senior Notes due 2030, $1.1 billion in aggregate principal amount of its 5.700% Senior Notes due 2035 and $95 million of borrowings on its revolving credit facility, leaving approximately $1.9 billion available for future borrowings and approximately $2.0 billion of total liquidity.

SECOND QUARTER 2026 CASH DIVIDEND & CAPITAL RETURN PROGRAM

Viper announced today that the Company’s Board of Directors (the “Board”) declared a base cash dividend of $0.38 per Class A common share for the second quarter of 2026, payable on August 20, 2026 to Class A common stockholders of record at the close of business on August 13, 2026.

The Board also declared a variable cash dividend of $0.29 per Class A common share for the second quarter of 2026, payable on August 20, 2026 to Class A common stockholders of record at the close of business on August 13, 2026.

During the second quarter of 2026, Viper repurchased approximately 3.0 million shares of the Company’s Class A common stock for an aggregate purchase price of approximately $132 million, excluding excise tax (average price of $44.34 per share).

In total, since the initiation of Viper’s common stock repurchase program on November 9, 2020 through July 31, 2026, the Company has repurchased approximately 24.3 million shares of common stock (including both Class A shares and Class B shares paired with OpCo Units) for an aggregate purchase price of approximately $766 million, excluding excise tax (average price of $31.50 per share) and has approximately $984 million remaining on its share buyback authorization. Future cash dividends and stock repurchases are at the discretion of the Board and are subject to a number of factors discussed in Viper’s reports filed with the U.S. Securities and Exchange Commission (“SEC”).

OPERATIONS UPDATE

During the second quarter of 2026, Viper estimates that 691 gross (19.8 net 100% royalty interest) horizontal wells, normalized to lateral length of 10,000 feet, with an average royalty interest of 2.9% were turned to production on its acreage position. Of these 691 gross wells, Diamondback is the operator of 146 gross wells, with an average royalty interest of 7.0%, and the remaining 545 gross wells, with an average royalty interest of 1.8%, are operated by third parties.

As of July 1, 2026, after giving effect to the Riverbend Acquisition, Viper’s footprint of mineral and royalty interests was approximately 90,212 net royalty acres.

Our gross well information as of July 1, 2026, after giving effect to the Riverbend Acquisition:

	Diamondback Operated	Third-Party Operated	Total
Q2 2026 horizontal wells turned to production(1):
Gross wells	146	545	691
Net 100% royalty interest wells	10.2	9.6	19.8
Average percent net royalty interest	7.0%	1.8%	2.9%

Horizontal producing well count(1):
Gross wells	4,485	21,075	25,560
Net 100% royalty interest wells	277.7	322.9	600.6
Average percent net royalty interest	6.2%	1.5%	2.3%

Horizontal active development well count(1):
Gross wells	333	1,465	1,798
Net 100% royalty interest wells	21.9	17.2	39.1
Average percent net royalty interest	6.6%	1.2%	2.2%

Line of sight wells(1):
Gross wells	282	1,307	1,589
Net 100% royalty interest wells	16.3	16.6	32.9
Average percent net royalty interest	5.8%	1.3%	2.1%
(1)Average lateral length normalized to 10,000 feet.

The 1,798 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 106 gross rigs operating on Viper’s acreage, 12 of which are operated by Diamondback. The 1,589 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third-party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s guidance for the full year 2026, as well as average production guidance for Q3 2026. This guidance gives effect to the Riverbend Acquisition that closed on July 1, 2026.

Viper Energy, Inc.

Q3 2026 Net Production - Mbo/d	67.50 - 68.50
Q3 2026 Net Production - Mboe/d	133.50 - 135.50
Full Year 2026 Net Production - Mbo/d	66.00 - 67.25
Full Year 2026 Net Production - Mboe/d	132.50 - 135.00

Unit costs ($/boe)
Depreciation, Depletion and Amortization	$14.75 - $17.25
Cash G&A	$0.70 - $0.90
Non-Cash Share-Based Compensation	$0.10 - $0.20
Net Interest Expense	$1.90 - $2.40

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to the Company)(1)	27% - 30%
(1)Pre-tax income attributable to the Company is a non-GAAP measure. We are not able to forecast the most directly comparable GAAP measure – Income (loss) before income taxes – due to the high variability and difficulty in predicting certain items that affect Income (loss) before income taxes, such as future commodity prices, pace of development and production of our mineral interests, and factors impacting the Company’s ownership of the net assets of VNOM Holding Company LLC such as repurchases of our Class A common shares, Class B common shares or VNOM Holding Company LLC’s units (OpCo Units), or conversions of our Class B common shares and/or OpCo Units to Class A common shares.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2026 on Tuesday, August 4, 2026 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.

Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.

Investors and others should note that Viper announces material financial and operational information to our investors using our investor relations website (https://www.viperenergy.com/investors/overview), press releases, SEC filings and public conference calls and webcasts. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions that could cause the results to differ materially from such statements. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; the anticipated benefits from the Sitio Acquisition or other strategic transactions (including the Riverbend Acquisition, 2025 Drop Down, the Non-Permian Divestiture or any other acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas and natural gas liquids and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and its non-OPEC allies (OPEC+) affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments; changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, or instability in the financial sector; regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and changing political and social perspectives on climate change and other environmental, social and governance factors; risks from our cash dividend policy and uncertainties over our future dividends; restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin; significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges; changes in U.S. energy, environmental, monetary and trade policies, including with respect to tariffs or other trade barriers and any resulting trade tensions; conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our limited number of operators and our ability to replace operators in time of bankruptcy or default; changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators; the inherent uncertainties over our estimated reserves, the development of our proved undeveloped reserves or the yield from project areas on our properties; the geographical concentration of our producing properties and reserves in the Permian Basin and in a small number of producing horizons; changes in safety, health, environmental, tax and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change); security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business; lack of, or disruption in, access to adequate and reliable electrical power, internet and telecommunication infrastructure, information and computer systems, transportation, processing, storage and other facilities impacting our operators; severe weather conditions and natural disasters; geopolitics, regional conflicts, acts of war or terrorist acts and the governmental or military response thereto; changes in the financial strength of counterparties to the revolving credit facility and hedging contracts of our operating subsidiary; our substantial indebtedness and changes in our credit rating; failure to develop or acquire additional reserves and identify, complete or integrate acquisitions; our operational dependence on, and control by, Diamondback and potential conflicts of interest thereof; and other risks and factors discussed in Viper’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent periodic filings with the SEC, including its Forms 10-K, 10-Q and 8-K, and other filings Viper makes with the SEC, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating income:
Oil income	$582	$241	$1,010	$442
Natural gas income	1	10	17	25
Natural gas liquids income	75	36	127	64
Royalty income	658	287	1,154	531
Lease bonus income	11	10	25	11
Lease bonus income—related party	4	—	5	—
Other operating income	4	—	4	—
Total operating income	677	297	1,188	542
Costs and expenses:
Production and ad valorem taxes	43	21	78	38
Depreciation, depletion, and amortization	195	124	401	191
General and administrative expenses	5	4	13	6
General and administrative expenses—related party	6	3	11	7
Other operating expenses	—	10	4	10
Total costs and expenses	249	162	507	252
Income (loss) from operations	428	135	681	290
Other income (expense):
Interest expense, net	(24)	(15)	(51)	(28)
Gain (loss) on derivative instruments, net	—	(29)	18	3
Other income (expense), net	(1)	—	(2)	—
Total other income (expense), net	(25)	(44)	(35)	(25)
Income (loss) before income taxes	403	91	646	265
Provision for (benefit from) income taxes	72	7	100	28
Net income (loss)	331	84	546	237
Net income (loss) attributable to non-controlling interest	189	47	307	125
Net income (loss) attributable to Viper Energy, Inc.	$142	$37	$239	$112

Net income (loss) attributable to common shares:
Basic	$0.73	$0.28	$1.27	$0.89
Diluted	$0.73	$0.28	$1.27	$0.89
Weighted average number of common shares outstanding:
Basic	193,733	131,107	187,553	126,045
Diluted	193,733	131,156	187,553	126,160

Viper Energy, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except par values and share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$77	$13
Royalty income receivable (net of allowance for credit losses)	461	262
Royalty income receivable—related party	27	88
Prepaid expenses and other current assets	15	50
Total current assets	580	413
Property:
Oil and natural gas properties:
Proved properties	9,608	9,746
Unproved properties	4,545	4,910
Other property, equipment and land	8	8
Accumulated depletion, depreciation, amortization and impairment	(2,856)	(2,455)
Property, net	11,305	12,209
Deferred income taxes (net of allowances)	124	33
Other assets	46	16
Total assets	$12,055	$12,671
Liabilities and Stockholders’ Equity
Current liabilities:
Accrued liabilities	$66	$107
Other current liabilities	25	4
Total current liabilities	91	111
Long-term debt, net	1,678	2,186
Other long-term liabilities	4	11
Total liabilities	1,773	2,308
Stockholders’ equity:
Class A Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 191,382,620 shares issued and outstanding at June 30, 2026, and 170,942,687 shares issued and outstanding at December 31, 2025	—	—
Class B Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 164,789,844 shares issued and outstanding at June 30, 2026, and 187,023,698 shares issued and outstanding at December 31, 2025	—	—
Additional paid-in capital	5,308	4,726
Retained earnings (accumulated deficit)	(273)	(278)
Total Viper Energy, Inc. stockholders’ equity	5,035	4,448
Non-controlling interest	5,247	5,915
Total equity	10,282	10,363
Total liabilities and stockholders’ equity	$12,055	$12,671

Viper Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$331	$84	$546	$237
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	8	(5)	(5)	(6)
Depreciation, depletion, and amortization	195	124	401	191
(Gain) loss on derivative instruments, net	—	29	(18)	(3)
Net cash receipts (payments) on derivatives	16	3	36	12
Other	4	3	6	4
Changes in operating assets and liabilities:
Royalty income receivable	(78)	(57)	(199)	(54)
Royalty income receivable—related party	(10)	2	61	(8)
Accrued liabilities	30	(3)	(41)	(7)
Other	(9)	(8)	28	7
Net cash provided by (used in) operating activities	487	172	815	373
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(103)	(16)	(121)	(279)
Acquisitions of oil and natural gas properties—related party	—	(758)	(12)	(981)
Proceeds from sale of oil and natural gas properties	—	—	611	—
Net cash provided by (used in) investing activities	(103)	(774)	478	(1,260)
Cash flows from financing activities:
Proceeds from debt	345	445	520	740
Repayments of debt	(270)	(170)	(1,030)	(726)
Net proceeds from public offering	—	—	—	1,232
Repurchases of shares of Class A Common Stock as part of the repurchase program	(132)	(10)	(182)	(10)
Repurchases of OpCo Units as part of the repurchase program	—	—	(46)	—
Dividends to stockholders	(133)	(75)	(233)	(160)
Dividends to Diamondback	(122)	(109)	(215)	(168)
Dividends to other non-controlling interest	(25)	(8)	(45)	(17)
Other	2	(3)	2	(3)
Net cash provided by (used in) financing activities	(335)	70	(1,229)	888
Net increase (decrease) in cash and cash equivalents	49	(532)	64	1
Cash and cash equivalents at beginning of period	28	560	13	27
Cash and cash equivalents at end of period	$77	$28	$77	$28

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Production Data:
Oil (MBbls)	5,922	5,850	3,787
Natural gas (MMcf)	18,949	18,088	10,132
Natural gas liquids (MBbls)	3,147	2,899	1,739
Combined volumes (Mboe)(1)	12,227	11,764	7,215

Average daily oil volumes (bo/d)	65,077	65,000	41,615
Average daily combined volumes (boe/d)	134,363	130,711	79,286

Average sales prices:
Oil ($/Bbl)	$98.28	$73.16	$63.64
Natural gas ($/Mcf)	$0.05	$0.88	$0.99
Natural gas liquids ($/Bbl)	$23.83	$17.94	$20.70
Combined ($/boe)(2)	$53.82	$42.16	$39.78

Oil, hedged ($/Bbl)(3)	$96.42	$72.31	$62.85
Natural gas, hedged ($/Mcf)(3)	$1.48	$2.27	$1.58
Natural gas liquids ($/Bbl)(3)	$23.83	$17.94	$20.70
Combined price, hedged ($/boe)(3)	$55.12	$43.86	$41.03

Average Costs ($/boe):
Production and ad valorem taxes	$3.52	$2.98	$2.91
General and administrative - cash component	0.65	0.94	0.69
Total operating expense - cash	$4.17	$3.92	$3.60

General and administrative - non-cash stock compensation expense	$0.25	$0.17	$0.28
Interest expense, net	$1.96	$2.30	$2.08
Depreciation, depletion, and amortization	$15.95	$17.51	$17.19
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP (as defined below) financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to the Company, plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depreciation, depletion and amortization, non-cash (gain) loss on derivative instruments, provision for (benefit from) income taxes and other non-cash or non-recurring operating expenses. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.

Viper defines cash available for distribution to the Company’s stockholders generally as an amount equal to its Adjusted EBITDA for the applicable period less cash needed for income taxes payable by Viper for the current period, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, dividend equivalent rights payments, if any, preferred dividends, if any, and further adjusted for the tax impact from divestitures. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s ability to return capital to stockholders by excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Through the payment of the dividend for the second quarter of 2026, Viper’s dividend policy also requires the Company to distribute, as variable dividends, at least seventy-five percent (75%) of cash available for distribution less base dividends declared and repurchased shares as part of its share buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy, Inc.
(unaudited, in millions, except per share amounts, shares in thousands)

Three Months Ended June 30, 2026
Net income (loss) attributable to Viper Energy, Inc.	$142
Net income (loss) attributable to non-controlling interest	189
Net income (loss)	331
Interest expense, net	24
Non-cash share-based compensation expense	3
Depreciation, depletion, and amortization	195
Non-cash (gain) loss on derivative instruments	16
Provision for (benefit from) income taxes	72
Other non-cash or non-recurring expenses	1
Consolidated Adjusted EBITDA	642
Less: Adjusted EBITDA attributable to non-controlling interest	303
Adjusted EBITDA attributable to Viper Energy, Inc.	$339

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable by Viper Energy, Inc. for the current period	$(65)
Debt service, contractual obligations, fixed charges and reserves	(14)
Lease bonus income, net of tax	(6)
Tax impact of divestiture	8
Cash available for distribution to Viper Energy, Inc. stockholders	$262

	Three Months Ended June 30, 2026
	Amounts	Amounts Per Common Share
Return of Capital Reconciliation:
Cash available for distribution to Viper Energy, Inc. stockholders	$262	$1.37

Base dividend	$73	$0.38
Repurchased common stock and OpCo Units as part of repurchase program(1)	70	0.36
Variable dividend	54	0.29
Return of Capital	$197	$1.03

Percent return of capital		75%

Class A common stock outstanding		191,383
(1)Reflects amounts attributable to the common stockholders’ ownership interest in Viper Energy, Inc.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to the Company. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to holders of the Company’s Class A common stock.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in millions)

Three Months Ended June 30, 2026

Income (loss) before income taxes	$403
Less: Net income (loss) attributable to non-controlling interest	189
Pre-tax income (loss) attributable to Viper Energy, Inc.	$214

Income taxes payable by Viper Energy, Inc. for the current period	$65
Effective cash tax rate attributable to Viper Energy, Inc.	30.4%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to the Company plus net income (loss) attributable to non-controlling interest, further adjusted for non-cash (gain) loss on derivative instruments, net, other non-cash or non-recurring operating expenses, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to the Company to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy, Inc.
Adjusted Net Income (Loss)
(unaudited, in millions, except per share amounts, shares in thousands)

	Three Months Ended June 30, 2026
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Viper Energy, Inc.(1)	$142	$0.73
Net income (loss) attributable to non-controlling interest	189	0.97
Net income (loss)(1)	331	1.70
Non-cash (gain) loss on derivative instruments, net	16	0.08
Other non-cash or non-recurring expenses	1	0.01
Adjusted income excluding above items(1)	348	1.79
Income tax adjustment for above items	(3)	(0.01)
Adjusted net income (loss)(1)	345	1.78
Less: Adjusted net income (loss) attributed to non-controlling interests	197	1.02
Adjusted net income (loss) attributable to Viper Energy, Inc.(1)	$148	$0.76

Weighted average number of common shares outstanding:
Basic		193,733
Diluted		193,733
(1)The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of Class A common shares and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to the Company, (ii) less reallocation of earnings attributable to participating securities, if any, and (iii) divided by diluted weighted average Class A common shares outstanding.

NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company’s leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	June 30, 2026	Net Q2 Principal Borrowings/(Repayments)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(in millions)
Total debt(1)	$1,695	$75	$1,620	$2,205	$2,640	$1,105
Cash and cash equivalents	(77)		(28)	(13)	(443)	(28)
Net debt	$1,618		$1,592	$2,192	$2,197	$1,077
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the date of this news release, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Q3 2026	Q4 2026	Q1 2027	Q2 2027	Q3 2027
Deferred Premium Puts - WTI (Cushing)(1)	55,000	45,000	40,000	20,000	10,000
Strike	$53.86	$50.00	$50.00	$50.00	$50.00
Premium	$(1.11)	$(1.34)	$(1.39)	$(1.40)	$(1.44)
Deferred Premium Puts - WTI / Brent Basis	30,000	30,000	—	—	—
Strike	$(45.00)	$(45.00)	—	—	—
Premium	$(1.30)	$(1.48)	—	—	—
Roll Swaps - WTI (Cushing)	15,000	15,000	—	—	—
Swap Price	$3.97	$3.97	—	—	—
(1) Q3 2026 Deferred Premium Put Options include the impact of 15,000 Bbl/d of WTI put spreads with a floor price of $50 per Bbl and short put price of $55 per Bbl.

	Q3 2026	Q4 2026
Costless Collars - Henry Hub	60,000	60,000
Floor	$2.75	$2.75
Ceiling	$6.64	$6.64

	Q3 2026	Q4 2026	FY 2027
Natural Gas Basis Swaps - Waha Hub	80,000	80,000	50,000
Swap Price	$(1.99)	$(1.74)	$(1.40)

Investor Contact:

Chip Seale
+1 432.247.6218
cseale@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.